Exhibit 10(a)

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

This PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of July 29, 2016 (“Effective Date”), by and between 9715 BUSINESSPARK AVENUE LLC, a Delaware limited liability company (“Seller”), and WD-40 COMPANY, a Delaware corporation (“Buyer”).

In consideration of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

1. Property.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions set forth in this Agreement, the following (collectively, “Property”): (a) that certain real property including approximately 2.23 gross acres of land, Assessor’s Parcel No. 363-072-20-00 (“Land”), located at 9715 Businesspark Avenue in the City of San Diego (“City”), California, all as more particularly described in Schedule 1 to the Deed (as defined below) attached as Exhibit A; (b) that certain two-story building consisting of approximately 42,706 square feet of floor area, located on the Land (“Building”), and any and all other improvements and fixtures located on the Land (collectively, “Improvements); (c) all rights, privileges, easements or appurtenances to or affecting the Land or the Improvements (collectively, “Appurtenances,” and together with the Land and Improvements, “Real Property”); (d) any and all intangible property, including all warranties, guaranties, contract rights and/or claims relating to the Property, including, without limitation, all of the Warranties defined in the Assignment of Service Contracts and Intangible Property attached as Exhibit B in each case with respect to the foregoing to the extent in existence and assignable, (e) the General Contract and any Assumed Service Contracts, in each case with respect to the foregoing to the extent in existence and assignable, and (f) any rights, approvals, entitlements or other beneficial attributes relating to the Real Property owned by Seller, to the extent in existence and assignable (collectively, “Property Rights”).

2. Purchase Price.

(a) Purchase Price.  The Purchase Price for the Property shall be Ten Million Six Hundred Seventy-Six Thousand Five Hundred and 00/100 Dollars ($10,676,500.00), subject to adjustments and prorations as herein provided (“Purchase Price”).

(b) Deposit; Closing Amount. The Purchase Price shall be paid as follows:

(i) Within three (3) business days following the Effective Date, Buyer shall open an Escrow in connection with this Agreement (“Escrow”) at Chicago Title Company, 2365 Northside Drive, Suite 600, San Diego, CA 92108, Attn: Chris Ghio and Jamie Nalley (“Escrow Holder”), and Buyer shall deposit into the Escrow the sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (“First Deposit”), in cash or other immediately available funds.  The date on which executed counterparts of this Agreement have been deposited into the Escrow shall be deemed the “Opening of Escrow.”  If Buyer delivers a Notice to Proceed (as defined in Section 4(b) below), Buyer shall, within one (1) business day thereafter, deposit into the Escrow an additional sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (“Second Deposit”).  The First Deposit and the Second Deposit, as and when made, shall be referred to herein as the “Deposit.”  If Buyer delivers a Notice to Proceed, the Deposit shall be non-refundable to Buyer, except as otherwise provided below in this Agreement.  The Deposit shall be held by Escrow Holder in an interest-bearing account for the benefit of Buyer (“Buyer Deposit Account”) in accordance with this Agreement.  The Deposit (and any interest accrued thereon while in the Buyer Deposit Account) shall be a credit against the Purchase Price at the Closing.

(ii) At or prior to the Closing, if this Agreement has not been earlier terminated, Buyer shall deposit into the Escrow cash or other immediately available funds in the amount of the remaining balance of the Purchase Price together with Buyer’s share of prorations and closing costs, less any credits due Buyer under this Agreement (“Closing Amount”).  The Closing Amount shall be applied toward the Purchase Price at Closing; provided, however, that if this Agreement is terminated for any reason, the Closing Amount shall be returned to Buyer.

(c) Independent Contract Consideration.  Upon the Effective Date, Buyer shall deliver to Seller by check the sum of One Hundred and 00/100 Dollars ($100.00) which amount shall be consideration for Seller’s execution and delivery of this Agreement, which shall be in addition to the Purchase Price and which shall be nonrefundable in all events.

3. Title to the Property.

(a) Title Policy.  Upon the Opening of Escrow, a preliminary title report with respect to the Property shall be issued to Buyer, together with copies of all underlying documents referenced therein (collectively, “Preliminary Report”) by Chicago Title Company (“Title Company”) and delivered to Buyer, at no cost to Seller.  At the Closing, Seller shall cause to be conveyed to Buyer fee simple title to the Property, subject to the Permitted Exceptions, by duly executed and acknowledged grant deed (“Deed”) substantially in the form attached to this Agreement as Exhibit A and incorporated in this Agreement by this reference.  As used in this Agreement, the “Closing” shall be deemed to occur upon the recording of the Deed.  The Closing may also be referred to in this Agreement as the “Close of Escrow.”  Evidence of delivery of fee simple title, subject to the Permitted Exceptions, shall be the issuance by Title Company to Buyer of an ALTA standard coverage owner’s policy of title insurance (2006) (“Title Policy”) in the amount of the Purchase Price (or an ALTA extended coverage owner’s policy if requested by Buyer, provided that the issuance of such extended coverage policy or any Endorsements (defined below) shall not constitute a condition to the Closing), insuring fee simple title to the Property in Buyer, subject only to such exceptions as Buyer shall have approved or been deemed to have approved pursuant to this Section 3.  The Title Policy shall provide full coverage against mechanics’ and materialmen’s liens and shall contain such special endorsements as Buyer may reasonably require to the extent available, including, without limitation, any endorsements required as a condition to Buyer’s approval of any title exceptions (collectively, “Endorsements”).

(b) Title Objections.  In the event that any exceptions to title listed in the Preliminary Report or any supplement thereto (other than standard printed exceptions) or matters shown on any survey are unacceptable to Buyer in Buyer’s sole discretion, Buyer shall notify Seller in writing of such facts (“Title Objection(s)”) on or prior to 5:00 p.m. (California time) on August 12, 2016 (the “Title Review Period”).  Buyer’s failure to notify Seller in writing within such time period shall be deemed Buyer’s notice that all exceptions in the Preliminary Report or survey are acceptable.  Notwithstanding the foregoing, Buyer shall have the right to deliver a Title Objection or Title Objections in connection with any exceptions to coverage contained in any supplemental title report that may be issued by the Title Company or any survey of the Property received by Buyer following the Feasibility Termination Date that were not set forth in the Preliminary Report, provided that such Title Objection or Title Objections, as the case may be, are delivered to Seller within five (5) business days after the issuance of such supplemental title report or survey.  Buyer’s failure to notify Seller in writing within such time period shall be deemed Buyer’s notice that all exceptions in such supplemental title report or survey are acceptable.  If Buyer has notified Seller of any Title Objections as provided in this Section 3(b), Seller shall have the right (but not the obligation), to notify Buyer in writing within three (3) business days after receipt of Buyer’s Title Objections that Seller intends to cure any such Title Objection(s).  Failure of Seller to deliver a written notice to Buyer that it intends to cure any Title Objection(s) within such three (3) business day period shall constitute Seller’s refusal to cure such matter(s).  If Seller has elected to cure any Title Objection, the cure of such Title Objection shall be a condition precedent to Closing for the benefit of Buyer as set forth in Section 6 below.  Notwithstanding the foregoing, Seller covenants to cause to be released and reconveyed from the Property, or to remove as exceptions to title prior to the Closing, any mortgages, deeds of trust, or other monetary encumbrances, liens (including, without limitation, mechanic’s liens unless created by, through or under Buyer), assessments or indebtedness shown on the Preliminary Report or any supplemental title report, except for real property taxes not delinquent (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose) (collectively, “Monetary Encumbrances”).  In addition, Seller agrees that it shall not place any other lien, encumbrance, or exception to title on or against the Property during the term of this Agreement without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion.  In the event that Seller provides written notice stating Seller’s intention to cure any Title Objection(s), and Seller fails to cure such matter on or prior to the scheduled Close of Escrow, Buyer shall have the right by providing written notice to Escrow Holder and Seller within three (3) business days after the scheduled Close of Escrow to either (i) waive such Title Objection, or (ii) terminate this Agreement and the Escrow.  In the event that Buyer delivers a written termination notice as provided in the immediately preceding sentence, or fails to provide such written notice of termination or waiver within such three (3) business day period, then (a) the Deposit shall be returned to Buyer by Escrow Holder without further instruction; and (b) this Agreement and the Escrow shall thereupon be cancelled, and neither party shall have any further obligations to the other under this Agreement (except under provisions of this Agreement which specifically state that they survive termination).  The term “Permitted Encumbrances” shall mean: the exceptions (including exceptions that are part of the pre-printed title insurance form) in the Preliminary Report that the Title Company has not agreed to remove from the Title Policy and exceptions that Buyer consents to in writing or is deemed to have consented to as set forth above as of the end of the Title Review Period and that Seller is not required to remove as provided above; matters created by, through or under Buyer, items shown on the survey which have not been removed as of the end of the Title Review Period (or if Buyer does not obtain a survey, all matters that a current, accurate survey of the Property would show); and real estate taxes not yet due and payable.

(c) Seller shall request that the Planning and Development Board (the “Board”) established pursuant to the Declaration of Restrictions for Scripps Ranch Business Park Unit Two recorded June 14, 1978, as amended (“CC&Rs”) execute a certificate (the “Board Certificate”), to be prepared by Buyer at Buyer’s cost (i) approving Buyer’s intended use of the Property, (ii) approving Buyer’s sign plan relative to its intended use of the Property and (iii) confirming that there are no present violations of the terms and conditions of the CC&Rs relative to the Property and stating the amount of any unpaid assessments under the CC&Rs applicable to the Property.

4. Due Diligence.

(a) Physical Inspection.  From and after the Effective Date until the Closing or earlier termination of this Agreement, Seller shall provide access to the Property to authorized representatives of Buyer, upon reasonable prior notice, for purposes of conducting physical inspections of the Property as Buyer deems necessary, including, without limitation, environmental investigations, soil tests, geotechnical investigations, a site inspection and testing for hazardous materials.  Buyer shall promptly repair any damage to the Property or the improvements located thereon caused by such investigations.  Buyer shall maintain and cause its contractors, agents and representatives to maintain (1) commercial general liability insurance with limits of at least One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate for bodily injury or death and property damage including coverage for contractual liability, and personal and advertising injury with respect to Buyer’s obligations hereunder, and (2) statutory workers’ compensation and employers’ liability insurance with limits of $100,000 each accident, $100,000 each employee, and $500,000 policy limit, all covering any accident arising in connection with the presence of Buyer, its contractors, agents and representatives on the Property, which insurance except for workers’ compensation and employers’ liability shall (A) name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company having a rating of at least “A-:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (C) otherwise be subject to Seller’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.  At least one (1) day prior to entering the Property, Buyer shall deliver to Seller a certificate of insurance evidencing insurance coverage in compliance with the foregoing terms.  Buyer shall defend, indemnify, and hold harmless Seller from and against any and all obligations, liabilities, claims, liens, encumbrances, demands, losses, damages, causes of action, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), to the extent arising as a result of such entry onto the Property prior to the Closing by Buyer and its authorized representatives other than as to any costs, damages or claims for liability (including, without limitation, any claims that the Property has declined in value) to the extent arising out of (i) any pre-existing liabilities for matters merely discovered by Buyer (i.e., latent environmental contamination) so long as Buyer’s actions do not aggravate any pre-existing conditions (it being understood that mere discovery of unknown but existing environmental contamination shall not be considered an “aggravation”) or (ii) matters occurring to the extent resulting from the negligence or intentional conduct of Seller, its affiliates and/or agents.  Buyer’s obligations pursuant to the immediately preceding sentence shall survive any early termination of this Agreement.

(b) Feasibility Period.  As used in this Agreement, the term “Feasibility Period” shall refer to a period of time beginning on July 6, 2016 and ending at 5:00 p.m., California time, on August 22, 2016 (“Feasibility Termination Date”).    Buyer may elect, by written notice to Seller at any time prior to the Feasibility Termination Date, to terminate this Agreement, which election shall be in Buyer’s sole and absolute discretion.  If Buyer desires to proceed with the purchase of the Property subject to the remaining conditions set forth in this Agreement (including, without limitation, pursuant to Section 6 below), then on or before the Feasibility Termination Date, Buyer shall deliver written notice to Seller (“Notice to Proceed”), electing to waive Buyer’s right of termination pursuant to this Section 4(b) and proceed with the Closing subject only to the remaining terms and conditions expressly set forth in this Agreement.  If Buyer fails to deliver a Notice to Proceed to Seller prior to the Feasibility Termination Date, then

Buyer shall be deemed to have elected to terminate this Agreement.  In the event of the termination of this Agreement pursuant to this Section 4(b), Buyer shall be entitled to a refund of the Deposit plus any interest accrued thereon, and neither party shall have any further obligations to the other hereunder (except under provisions of this Agreement which specifically state that they survive termination).

5. Seller’s Deliveries.

(a) Due Diligence Materials.  Seller has delivered to Buyer, or caused to be delivered to Buyer (by electronic copy or otherwise by a web-based “data room”), all of the following (collectively, “Due Diligence Materials”) at Seller’s sole cost and expense:  (i) copies of any and all licenses, leases, service contracts, unrecorded covenants, conditions and restrictions and/or other agreements in Seller’s possession or control related to the Property; (ii) copies of the property tax bills for the two (2) year period immediately preceding the Opening of Escrow; (iii) all entitlement documents in Seller’s possession or control including, without limitation, any environmental impact reports, traffic studies, conditional use permits, public facilities financing, park plans, conditions of approval, development agreements and tentative tract maps; (iv) any and all due diligence materials and studies or reports previously prepared by potential purchasers of the Property or consultants for potential purchasers of the Property that are either in Seller’s possession or which Seller has the right to obtain; (v) to the extent in Seller’s possession or control: surveys (including any improvement, boundary and/or ALTA surveys), geotechnical and environmental reports, environmental audits, soils reports, site plans, architectural and engineering reports and plans, and other correspondence, reports or documents relating to the Property; and (vi) operating expense statements for the Property for the past year.  Buyer acknowledges receipt of the Due Diligence Materials.  In addition, Seller shall promptly deliver to Buyer such other information relating to the Property that is specifically requested by Buyer of Seller in writing during the Feasibility Period to the extent such information either is in the possession or control of Seller, any affiliate of Seller or any consultant previously retained by Seller (excluding confidential, proprietary and privileged materials) (collectively, “Other Documents”).  The Due Diligence Materials and Other Documents have been and shall be delivered to Buyer by Seller without representation or warranty as to the accuracy or completeness thereof.  In the event that Buyer terminates this Agreement for any reason, then within ten (10) business days thereafter Buyer shall return to Seller all Due Diligence Materials and Other Documents.  Buyer shall notify Seller in writing of any service contracts other than Utility Service Contracts that Buyer elects to assume as of the Closing (“Assumed Service Contracts”) on or prior to 5:00 p.m. (California time) on August 11, 2016.  Buyer’s failure to notify Seller in writing relative to any service contract within such time period shall be deemed Buyer’s notice that such service contract will not be assumed by Buyer, and such service contract shall be terminated by Seller on or prior to the Closing.

(b) Assignment of General Contract and Warranties.

(i) Seller shall use commercially reasonable diligent efforts to obtain from Pacific Building Group, a California corporation (“General Contractor”), prior to the Closing, a consent (“Contractor Consent”) to the assignment of that certain Standard Form of Agreement Between Owner and Contractor for a Project of Limited Scope dated as of December 1, 2015, and all exhibits and schedules attached thereto (“General Contract”), between Seller and General Contractor, which Contractor’s Consent shall (i) be substantially in the form of the attached Exhibit C, (ii) be duly executed by General Contractor, and (iii) constitute a Condition Precedent (as defined below).  Notwithstanding the foregoing, however, the parties acknowledge that General Contractor is not required by the terms of the General Contract to execute such Contractor Consent and, provided that Seller requests that General Contractor execute the Contractor Consent in the form of Exhibit C as provided herein, failure to obtain such Contractor Consent shall not be a default by Seller hereunder.

(ii) If (a) Seller is unable to obtain the Contractor Consent, (b) Buyer waives the delivery of the Contractor Consent as a Condition Precedent and (c) the Closing occurs, then upon Buyer’s written request therefor, Seller shall cooperate with Buyer in the enforcement of any warranties of the General Contractor under the General Contract through and until the date on which such warranties expire.  Buyer shall indemnify, defend and hold harmless Purchaser from any loss, cost, damage or liability (including reasonable attorneys’ fees) arising from Seller’s cooperation or any other action taken by Seller at Buyer’s direction in connection with the enforcement after Closing of such warranties under the General Contract, except to the extent arising from the gross negligence or willful misconduct of Seller.  The provisions of this Section 5(b)(ii) shall survive the Closing.

6. Conditions to Closing.  The following are conditions precedent (each a “Condition Precedent”; collectively, “Conditions Precedent”) to Buyer’s obligation to purchase the Property pursuant to this Agreement.  The Conditions Precedent are intended solely for the benefit of Buyer and may be waived only by Buyer in writing.  In the event that any of the Conditions Precedent are not satisfied for any reason, other than due to Buyer’s acts or omissions on or prior to the scheduled Closing Date (as defined in Section 7(b) below), Buyer may, in its sole and absolute discretion, terminate this Agreement.

(a) The Title Company shall be unconditionally committed to issue the Title Policy to Buyer upon the Closing in the form and with such exceptions as have been approved by Buyer in accordance with Section 3(b).

(b) Seller shall have complied in all material respects with all of Seller’s duties, covenants and obligations contained in this Agreement and all of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

(c) Buyer has delivered a Notice to Proceed.
(d) Seller has obtained the Contractor Consent.

If any of the Conditions Precedent are not satisfied or waived by Buyer in writing as of the scheduled Closing Date (as defined in Section 7(b) below), this Agreement shall terminate and the Escrow shall be cancelled, the portion of the Deposit remaining in the Escrow, together with all interest accrued thereon, shall be returned to Buyer, and neither party shall have any further obligation to the other except in connection with any obligations that expressly survive termination of this Agreement.

7. Escrow; Closing.

(a) Escrow Instructions.  Upon mutual execution of this Agreement, Buyer and Seller shall deposit an executed counterpart of this Agreement with Escrow Holder and this Agreement shall serve as instructions to Escrow Holder for consummation of the purchase contemplated by this Agreement.  Seller and Buyer shall execute such supplemental Escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement, provided that such supplemental Escrow instructions are not in conflict with this Agreement.  In the event of any conflict between the provisions of this Agreement and any supplementary Escrow instructions signed by Buyer and Seller, the terms of this Agreement shall control.

(b) Closing Date.  Provided that all of the Conditions Precedent provided in Section 6 above have been satisfied (or waived by Buyer in writing), the Closing shall take place on September 13, 2016 (i.e., the date which is fifteen (15) business days following the Feasibility Termination Date) (“Closing Date”), unless extended by Buyer and Seller in writing.

(c) Seller’s Closing Deliveries. Not less than one (1) business day prior to the Closing, Seller shall deliver to Escrow Holder the following:
(i) a duly executed and acknowledged Deed, in substantially the same form as set forth in the attached Exhibit A;

(ii) two (2) duly executed originals of an assignment and assumption of service contracts and intangible property (“Assignment of Service Contracts and Intangible Property”), in substantially the same form as set forth in the attached Exhibit B;

(iii) two (2) duly executed originals of a bill of sale (“Bill of Sale”), in substantially the same form as set forth in the attached Exhibit D;

(iv) a duly executed certificate in commercially reasonable form reaffirming the accuracy in all material respects of Seller’s representations and warranties set forth in Section 8 below (except with respect to any modifications of those representations and warranties made in Section 8 hereof to the extent resulting from actions expressly permitted or approved pursuant to this Agreement in writing or modifications that are otherwise not the result of a breach by Seller of any of its covenants in this Agreement, and which are specifically disclosed in such certificate);

(v) a duly executed affidavit that Seller is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986, together with a duly executed California Franchise Tax Board Form 593-C;

(vi) a full release and reconveyance of all Monetary Encumbrances affecting the Property (or full title coverage over such Monetary Encumbrances), and an Owner’s Affidavit in favor of the Title Company in the form of Exhibit E attached hereto.

(vii) Seller’s Closing Statement (as defined below) duly executed by Seller; and
(viii) any other instruments, records or correspondence called for hereunder which have not previously been delivered.

Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.

(d) Buyer’s Closing Deliveries. Not less than one (1) business day prior to the Closing, Buyer shall deliver to Escrow Holder the following:
(i) Buyer’s Closing Statement, duly executed by Buyer;
(ii) two (2) duly executed originals of the Assignment of Service Contracts and Intangible Property;
(iii) two (2) duly executed originals of the Bill of Sale;
(iv) the Closing Amount; and
(v) any other instruments, records or correspondence called for hereunder which have not previously been delivered.

(e) Other Closing Documents.  Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to close the Escrow and consummate the purchase of the Property in accordance with the terms of this Agreement (provided, however, no such additional instrument shall expand any obligation, covenant, representation or warranty of Seller or Buyer or result in any new or additional obligation, covenant, representation or warranty of Seller or Buyer under this Agreement beyond those expressly set forth in this Agreement).

(f) Prorations and Closing Costs. The following are to be apportioned as of 12:01 a.m. on the Closing Date, as follows:

(i) General real estate taxes payable for the fiscal year in which the Closing occurs shall be prorated by Seller and Buyer as of the Closing Date.  If real estate taxes for the year of Closing are not known or cannot be reasonably estimated, such taxes shall be prorated based on taxes for the year prior to Closing.  The current amount payable of any bonds or assessments against the Property, including interest payable therewith, for the fiscal year in which the Closing occurs shall be prorated by Seller and Buyer as of the Closing Date.  Operating costs or expenses applicable to the Property (including any association dues), if any, shall be apportioned as of the Closing Date, provided that utility service contracts for water, gas and electricity service to the Building (collectively, “Utility Service Contracts”) shall be terminated as of the Closing and the fees thereunder shall not be prorated.

(ii) Seller shall pay the premium for the ALTA standard coverage portion of the Title Policy, any city, county or state transfer taxes and recording costs, any roll-back taxes based on changes in use or ownership prior to the Closing Date, and one-half (1/2) of the fees of Escrow Holder.  Buyer shall pay any additional premium necessary to obtain the Title Policy in ALTA extended coverage form, the costs of any Endorsements requested by Buyer or its lender, the cost of any new ALTA survey, and one-half (1/2) of the fees of Escrow Holder.  Buyer shall also be responsible for the cost of its own due diligence inspection of the Property.  All other costs and charges of the Escrow not otherwise provided for in this Agreement shall be allocated in accordance with the Closing customs for the county where the Property is located.  Buyer and Seller shall each be responsible for their respective legal fees to negotiate and execute this Agreement.

(iii) Any and all income and/or revenue from the Property shall be prorated as of the Closing Date.

(iv) Escrow Holder shall prepare closing statements (each, a “Closing Statement”) for Buyer and Seller on the basis of the items to be prorated pursuant to this Section 7(f) and the credits to be received upon the Closing and shall deliver the same to the applicable party no less than one (1) business day prior to the Closing Date.

(v) The provisions of this Section 7(f) shall survive the Closing.
8. Representations, Warranties and Covenants of Seller. As of the date of this Agreement, Seller represents and warrants to Buyer as follows:

(a) Except as may be disclosed in the Due Diligence Materials or any Other Documents, Seller has not received any written notice that the Property is in violation of any applicable local, state or federal laws and regulations that remains uncured (collectively, “Laws”).

(b) Except as otherwise set forth in the Preliminary Report, Due Diligence Materials or Other Documents, (i) to Seller’s knowledge, there are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, that would materially and adversely affect the use, operation or value of the Property, (ii) to Seller’s knowledge, there are no special assessment proceedings affecting the Property, and (iii) to Seller’s knowledge, there is no litigation pending or threatened against Seller arising out of the ownership or operation of the Property or that might materially and adversely affect the development, value or use of the Property or the ability of Seller to perform its obligations under this Agreement.  Seller shall notify Buyer promptly of any such proceedings or litigation of which Seller obtains knowledge.

(c) At the time of Closing, there will be no outstanding payments or amounts due and owing under any written or oral contracts made by Seller for any Improvements to the Property (including without limitation to the General Contractor under the General Contract).  To Seller’s knowledge, other than the General Contract, the contracts listed in Exhibit F, or any other contracts delivered or made available to Buyer as part of the Due Diligence Documents or Other Documents, Seller is not a party to any other contracts for construction work at the Property.

(d) To Seller’s knowledge, except as set forth in the Due Diligence Materials or Other Documents, there has been no activity on the Property involving the handling, manufacture, treatment, storage, use, release, or disposal of any Hazardous Materials in violation of any Laws.  Except as otherwise set forth in the Preliminary Report, Due Diligence Materials or Other Documents, to Seller’s knowledge, removal or other remedial action with respect to Hazardous Materials in, on, under or about the Property is not being required by any governmental authority having jurisdiction over the Property.

(e) To Seller’s knowledge, and except as otherwise set forth in the Preliminary Report, Due Diligence Materials or Other Documents, there are no public improvement assessments or bonds assessed or proposed to be assessed, against the Property.

(f) Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and in good standing under the laws of the State of California.  This Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Seller, are or at the time of Closing will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, and do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller or the Property is subject.  Seller has obtained all necessary authorizations, approvals and consents to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(g) Seller is the legal and equitable owner of the Property, subject to the Permitted Encumbrances, with full right to convey the same.  Without limiting the generality of the foregoing, Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property which remains in force or effect as of the date of this Agreement.

(h) Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder).

(i) Seller (a) is not in receivership or dissolution; (b) has not made any assignment for the benefit of creditors; (c) has not admitted in writing its inability to pay its debts as they mature; (d) has not been adjudicated a bankrupt entity; and (e) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the Federal Bankruptcy Law or any other similar law or statute of the United States or any state, and does not have any such petition filed against Seller.

(j) To Seller’s knowledge, Seller is currently in compliance with, and Seller shall at all times during the term of this Agreement remain in compliance with, the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto.  To Seller’s knowledge, Seller is not listed on, and Seller shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation.

As used in this Section 8, the term “to Seller’s knowledge” shall mean and apply to the actual knowledge of Rob Hill, without any duty of inquiry or investigation, without imputation or attribution for facts and matters otherwise within the personal knowledge or files of any other agents, officers or employees of Seller, and without personal liability to Rob Hill. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller.

If Seller becomes aware of any fact or circumstance which would change or render incorrect, in whole or in part, any representation made by Seller under this Agreement, whether as of the date given or at any time thereafter through and including the Closing Date and whether or not such representation was based on Seller’s knowledge and/or belief as of a certain date, Seller shall give prompt written notice of such change, fact or circumstance to Buyer.  If such new information results in the failure to satisfy any of the Conditions Precedent as set forth in Section 6 above, then Buyer may elect to terminate this Agreement and the Escrow shall be cancelled, the portion of the Deposit remaining in the Escrow, together with all interest accrued thereon, shall be returned to Buyer, and neither party shall have any further obligation to the other except in connection with any obligations that expressly survive termination of this Agreement, but Seller shall not be liable to Buyer for having updated or modified such representation.  If Buyer elects to close this transaction after the receipt of such supplemental information, then upon the Close of Escrow, any claim of Buyer based on such supplemental information shall be automatically waived in full by Buyer.

9. Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:  Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland and in good standing under the laws of the State of California; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer, and the individuals signing this Agreement and all related documents have been duly authorized by Buyer to do so, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is subject.  To Buyer’s knowledge, Buyer is currently in compliance with, and Buyer shall at all times during the term of this Agreement remain in compliance with, the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order (including Executive Order 13224, dated September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or regulation relating thereto.  To Buyer’s knowledge, Buyer is not listed on, and Buyer shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation.  As used in this Section 9, the term “to Buyer’s knowledge” shall mean and apply to the actual knowledge of Richard Clampitt, without any duty of inquiry or investigation, without imputation or attribution for facts and matters otherwise within the personal knowledge or files of any other agents, officers or employees of Buyer, and without personal liability to Richard Clampitt.  No broker, agent, or party other than Buyer is authorized to make any representation or warranty for or on behalf of Buyer.

10. Continuation and Survival.  Except as expressly provided in this Agreement, all representations, warranties and covenants by the respective parties contained in this Agreement or made in writing pursuant to this Agreement are intended to and shall be deemed made as of the date of this Agreement or such writing and again at the Closing, shall be deemed to be material, and unless expressly provided to the contrary shall survive the execution and delivery of this Agreement, the Deed and the Closing for a period of twelve (12) months (the “Survival Period”).  Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions:  (1) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period and (2) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00.  Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had knowledge as of Closing.  Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Buyer might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Buyer agrees that any liability of Seller to Buyer will be limited to $350,000.00.  In no event shall either party be liable to the other party for incidental, consequential, or punitive damages as a result of the breach of any or all representations, warranties or covenants set forth in this Agreement.  The provisions of this Section 10 shall survive the Closing

11. As-Is Purchase.  Except as otherwise expressly provided in this Agreement, Buyer is purchasing the Property on an “as is,” “where is,” and “with all faults” basis.  Buyer is relying upon Buyer’s own independent investigation of the Property in entering into this Agreement and purchasing the Property.  Buyer acknowledges and agrees that except as specifically set forth in this Agreement, Seller, its partners, officers, agents, employees and representatives have made no representations, warranties or agreements as to the physical condition of the Property or any improvements thereon or in connection with any matter, report or information (including with respect to the accuracy or completeness of the Due Diligence Materials and Other Documents) relating to the Property’s condition, value, fitness, use, income or expense projections or zoning upon which Buyer has relied either directly or indirectly.  Further, except as provided herein, Seller makes no representation or warranty as to any operative or proposed governmental laws and regulations (including but not limited to, zoning, environmental and land use laws and regulations) to which the Property may be subject.  Buyer acknowledges that, except as provided herein, the purchase of the Property will be on the basis of Buyer’s own investigation of (i) the physical condition of the Property, including subsurface conditions, and any improvements thereon, and (ii) the operative or proposed governmental laws and regulations affecting or applicable to the Property.  In addition to the foregoing, Buyer and anyone claiming by, through or under Buyer hereby waives its right to recover from and fully and irrevocably releases Seller and its partners, employees, representatives, agents, servants, attorneys, affiliates, successors and assigns (“Released Parties”) from any and all claims that it may now have or hereafter acquire against any of the Released Parties for any cost, loss, liability, damage, expense, demand, action or cause of action arising from or related to any defects or other physical conditions, latent or otherwise, including environmental matters, or any violation of applicable laws, and any and all other acts, omissions, events, circumstances, matters, conditions, operations or economic performance affecting the Property, or any portion thereof.  This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s release of the Released Parties, but excludes claims based on the breach of this Agreement, including, without limitation, the truth and accuracy of all of Seller’s representations and warranties under Section 8 of this Agreement.  BUYER

SPECIFICALLY WAIVES THE PROVISION OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

/s/ GOR
Buyer’s Initials

The provisions of this Section 11 shall survive the Closing.

12. Casualty or Condemnation.

(a) In the event that any of the Property is damaged and/or destroyed by casualty prior to the Closing, then the Closing shall occur as scheduled notwithstanding such damage; provided, however, that Seller’s interest in all proceeds of insurance payable by reason of such casualty shall be assigned to Buyer as of the Closing without representation or warranty by or recourse to Seller, or credited to Buyer if previously received by Seller, and Buyer shall receive a credit at Closing for any deductible amount under such insurance policies.  Seller’s obligations pursuant to the immediately preceding sentence shall survive the Closing.  Notwithstanding the foregoing, however, Buyer shall have the right to terminate this Agreement and the Escrow effective three (3) business days after delivery of notice to Seller and Escrow Holder that a casualty to the Property has caused material damage which, in the reasonable estimation of Seller and Buyer, will cost more than $500,000.00 to repair. In event this Agreement is terminated pursuant to this Section 12(a), the Deposit shall be returned to Buyer within two (2) business days after the effective date of termination.

(b) In the event that a governmental entity commences eminent domain proceedings to take any portion of the Property after the date hereof and prior to the Closing, then Buyer shall have the option to terminate this Agreement by written notice to Seller within ten (10) business days after Buyer first learns of such commencement.  In the event of any such termination, the Deposit, together with all interest accrued thereon, shall be returned to Buyer, Buyer and Seller shall each be liable for one-half (1/2) of any Escrow fees or charges, and neither party shall have any further liability or obligation under this Agreement (except under provisions of this Agreement which specifically state that they survive termination).  In the event that a governmental entity commences eminent domain proceedings to take any part of the Property after the date of this Agreement and prior to the Closing and this Agreement is not terminated pursuant to this Section 12(b) as a result thereof, then the Closing shall occur as scheduled notwithstanding such proceeding without any adjustment to the Purchase Price; provided, however, that Seller’s interest in all awards arising out of such proceedings shall be assigned to Buyer as of the Closing or credited to Buyer if previously received by Seller.  Seller’s obligations pursuant to the immediately preceding sentence shall survive the Closing.

13. Remedies.

(a) LIQUIDATED DAMAGES FOR BUYER’S DEFAULT.  IF THE SALE OF THE PROPERTY PURSUANT TO THIS AGREEMENT IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, SELLER SHALL PROVIDE WRITTEN NOTICE OF SUCH DEFAULT TO BUYER AND ESCROW HOLDER, AND THE DEPOSIT, TOGETHER WITH ANY INTEREST EARNED THEREON, SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES.  THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER.  NOTWITHSTANDING THE FOREGOING, HOWEVER, IN ADDITION TO SUCH LIQUIDATED DAMAGES

AMOUNT, SELLER SHALL BE ENTITLED TO RECOVER FROM BUYER THE FOLLOWING: (1) REASONABLE, OUT-OF-POCKET LEGAL FEES AND COSTS INCURRED BY SELLER TO RECOVER THE LIQUIDATED DAMAGES; AND (2) BUYER’S OBLIGATIONS UNDER ANY INDEMNITIES THAT SURVIVE THE TERMINATION OF THIS AGREEMENT.  SELLER HEREBY WAIVES ANY AND ALL BENEFITS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 3389.

INITIALS:	Seller	/s/ JPC	Buyer	/s/ GOR

(b) SELLER’S DEFAULT.  IF ESCROW FAILS TO CLOSE DUE TO A DEFAULT BY SELLER, AND SUCH DEFAULT IS NOT CURED WITHIN THREE BUSINESS DAYS AFTER WRITTEN NOTICE THEREOF FROM BUYER, BUYER MAY EITHER (I) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND IF SUCH DEFAULT BY SELLER WAS A MATERIAL DEFAULT OF A MATERIAL OBLIGATION OF SELLER HEREUNDER, PURSUE AN ACTION FOR MONETARY DAMAGES AGAINST SELLER, BUT SUCH ACTION SHALL BE LIMITED TO RECOVERY OF BUYER'S ACTUAL OUT OF POCKET DAMAGES UP TO $100,000.00, AND BUYER HEREBY WAIVES THE RIGHT TO RECOVER CONSEQUENTIAL OR PUNITIVE DAMAGES; OR (II) PURSUE AN ACTION FOR SPECIFIC PERFORMANCE.  EXCEPT AS OTHERWISE PROVIDED ABOVE, BUYER MAY NOT PURSUE ANY OTHER RIGHTS OR REMEDIES AT LAW OR IN EQUITY WITH RESPECT TO THIS AGREEMENT OR THE PROPERTY.  Notwithstanding anything herein to the contrary, buyer shall be deemed to have elected to terminate this Agreement if buyer fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before THIRTY (30) Days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within two months following the scheduled Closing Date.  IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, MEMBERS, MANAGERS, OWNERS OR AFFILIATES, ANY OFFICER, MANAGER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE

INITIALS:	Seller	/s/ JPC	Buyer	/s/ GOR

14. Maintenance; Possession.  Between the Effective Date and the Closing, Seller shall cause the Property to be maintained in substantially the condition existing upon the Effective Date.  Prior to the Closing, Buyer may not materially alter the Property in any way without Seller’s written authorization.  Possession of the Property shall be delivered to Buyer on the Closing Date.

15. No New Contracts; Termination of Existing Contracts.  After the Effective Date, but prior to the Feasibility Termination Date, Seller shall not enter into any new lease, other than month-to-month leases or leases the term of which will expire prior to the Closing Date, unless Buyer gives Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion.  Seller shall not, after the Feasibility Termination Date, enter into any contract, lease or other agreement affecting the Property following the Closing, or waive, compromise or settle any rights of Seller under any contract or other agreement affecting the Property following the Closing, or modify, amend, or terminate any contract or agreement affecting the Property following the Closing, without in each case obtaining Buyer’s prior written consent thereto, which may be withheld in Buyer’s sole discretion.  Seller agrees to terminate prior to the Closing, at no cost or expense to Buyer, the Utility Service Contracts and any and all other agreements or contracts affecting the Property that Buyer advises Seller prior to the Feasibility Termination Date that Buyer does not elect to assume as of the Closing, and Seller shall deliver evidence of such termination to Buyer no later than one (1) Business Day prior to the Closing.

16. Brokers and Finders.  The parties acknowledge that Hughes Marino, representing Buyer (“Buyer’s Broker”) and Voit Company (“Seller’s Broker”, and collectively with Buyer’s Broker, the “Brokers”) are the sole brokers in connection with the purchase and sale of the Property pursuant to this Agreement.  Seller shall be responsible for paying to Brokers a real estate sales commission pursuant to separate agreements.  Notwithstanding anything to the contrary set forth herein, the parties acknowledge and agree that neither Broker is a third party beneficiary of this Agreement.  Except for the Brokers, neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder’s fee in connection with the sale contemplated in this Agreement.  In the event that any broker or finder (other than the Brokers) claims a commission or finder’s fee based upon any contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by the other party in defending against the same.  The party through whom any such other broker or finder (other than the Brokers) makes a claim shall hold harmless, indemnify and defend the other party to this Agreement, its successors and assigns, agents, employees, officers and directors, and the Property from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including, without limitation, attorneys’ fees), whether direct, contingent or consequential, to the extent arising out of, based on, or incurred as a result of such claim.  The provisions of this Section 16 shall survive the Closing or termination of this Agreement.

17. Marketing.  During the term of this Agreement, Seller agrees not to market or show the Property to any other prospective purchasers or accept any offers for the Property (whether or not subordinate to this Agreement) from any other prospective purchasers.

18. Publicity and Confidentiality.  Buyer and Seller each agree that the terms of the transaction contemplated by this Agreement, the identity of Buyer and all information made available by Buyer to Seller or in any way relating to the Buyer’s interest in that transaction, and the Due Diligence Materials and Other Documents, shall be maintained in strict confidence, and that no disclosure of such information shall be made by Buyer or Seller, whether or not the transaction contemplated by this Agreement shall close, except to such attorneys, accountants, investment advisors, Brokers, lenders and others as are reasonably required to evaluate and consummate such transaction.  Buyer and Seller for themselves each further agree that nothing in this Section 18 shall prevent Buyer or Seller from disclosing or accessing any information otherwise deemed confidential under this Section 18 (i) in connection with that party’s enforcement of its rights hereunder; (ii) pursuant to any legal requirement, any statutory reporting requirement (including, without limitation, including a copy of this Agreement with any filing made by Buyer with the U.S. Securities and Exchange Commission) or any accounting or auditing disclosure requirement; (iii) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder or obtaining any consents required or contemplated hereunder); or (iv) to existing or potential investors, participants or assignees in or of the transaction contemplated by this Agreement or such party’s rights therein.  Notwithstanding the foregoing, however, following the Closing either party shall have the right to deliver a press release confirming the purchase and sale of the Property and identifying the parties hereto.

19. Miscellaneous.

(a) Notices.  Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one business day after being deposited with Federal Express or another reliable overnight courier service for next day delivery, postage prepaid, (iii) upon transmission by electronic mail (except that if the date of such transmission is not a business day or if such transmission is made after 5:00 p.m. on a business day, then such notice shall be deemed to be given on the first business day following such transmission), with a copy sent by certified United States mail, or (iv) upon receipt or refusal of receipt if sent by registered or certified United States mail, postage prepaid, return receipt required, and addressed as follows:

If to Seller:9715 Businesspark Avenue LLC

c/o Singerman Real Estate, LLC

980 N. Michigan Avenue, Suite 1660

Chicago, IL 60611

Attn:  Joseph P. Concepcion

Phone:  (312) 544-9612

Email:  jconcepcion@singermanre.com

with a copy to:Polsinelli

161 N. Clark Street, Suite 4200

Chicago, IL 60601

Attn:  Douglas Noren

Phone:  (312) 873-3652

Email:  dnoren@polsinelli.com

If to Buyer:WD-40 Company

1061 Cudahy Place

San Diego, CA 92110

Attn:  Richard T. Clampitt

VP, General Counsel and Corporate Secretary

Phone:  (619) 275-9350

Email:  rclampitt@wd40.com

with a copy to:Gordon & Rees LLP

101 West Broadway, Suite 2000

San Diego, CA 92101

Attn:  Eric Young, Esq.

Phone:  (619) 230-7735

Email:  eyoung@gordonrees.com

If to Escrow Holder:Chicago Title Company

2365 Northside Drive, Suite 600

San Diego, CA 92108

Attn:  Jamie Nalley

Phone:  (619) 521-3500
Email: nalleyj@ctt.com

or such other address as either party may from time to time specify in writing to the other.

(b) Successors and Assigns.  Buyer shall have the right to assign this Agreement to (i) any entity which controls, is controlled by or is under common control with Buyer, or an affiliate of Buyer including, without limitation a limited partnership or limited liability company managed by an affiliate of Buyer, without Seller’s consent or approval and (ii) an Exchange Assignee (as defined in Section 19(i) below).  Any such assignee shall be entitled to all of the rights and obligations of Buyer hereunder.  If Buyer assigns this Agreement, the assignee shall assume, in writing, all of the obligations of Buyer hereunder, whereupon the named Buyer hereunder shall remain liable for all of its obligations under this Agreement.  Buyer shall not have the right to assign this Agreement to any other entity without Seller’s consent, which may be withheld in Seller’s sole discretion.

(c) Amendments. This Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.
(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of law.

(e) Merger of Prior Agreements.  This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof, including without limitation, any letters of intent previously executed or submitted by either or both of the parties hereto, which shall be of no further force or effect upon execution of this Agreement.

(f) Time of the Essence; Business Days.  Time is of the essence of this Agreement.  As used in this Agreement, a “business day” shall mean a day which is not a Saturday, Sunday or recognized federal or state holiday.  If the last date for performance by either party under this Agreement occurs on a day which is not a business day, then the last date for such performance shall be extended to the next occurring business day.

(g) Hazardous Materials.  For purposes of this Agreement, the term “Hazardous Materials” shall mean any toxic or hazardous waste, material or substance, including, without limitation, asbestos, petroleum, petroleum products, underground storage tanks now or previously containing any other Hazardous Materials, substances defined as “hazardous substances,” “hazardous waste” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. Sec. 9601, et seq.; Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801; and Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901, et seq. (“RCRA”); and other substances defined as hazardous waste and hazardous substances in applicable state or local laws and/or in any regulations and publications promulgated pursuant to said laws.

(h) Severability.  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(i) Tax Deferred Exchange.  Each party hereby agrees to cooperate with the other in connection with a tax-deferred exchange pursuant to Internal Revenue Code Section 1031, which cooperation shall include, without limitation, consent to assignment of this Agreement to a qualified intermediary and/or an exchange accommodation titleholder (each an “Exchange Assignee”; collectively, “Exchange Assignees”), provided that: (a) neither Buyer nor Seller incurs any material costs or exposure to liability in connection with such cooperation with the other party’s exchange; (b) the exchanging party shall defend, indemnify and hold the other party harmless from and against any liability or expenses (including but not limited to reasonable attorneys’ fees and costs) that may be sustained as a result of cooperating in the respective exchange; and, (c) the consummation of any such exchange is not a condition of this Agreement.

(j) Litigation Costs.  If any legal action or any other proceeding, including arbitration or action for declaratory relief, is brought for the enforcement of this Agreement or due to an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs, in addition to any other relief to which the party may be entitled.

(k) Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but any number of which, taken together, shall be deemed to constitute one and the same instrument.

(l) Natural Hazard Disclosure. Buyer and Seller acknowledge that Seller is required to disclose whether any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area as designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone.  Buyer acknowledges that Seller will employ the services of Disclosure Source (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein to the extent allowed pursuant to California Civil Code 1103.4, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement and Escrow Instructions as of the date first above written.

BUYER:	SELLER:

WD-40 COMPANY,	9715 BUSINESSPARK AVENUE LLC,
a Delaware corporation	a Delaware limited liability company

/s/ GARRY O. RIDGE	/s/ JOSEPH P. CONCEPCION
Garry O. Ridge	Joseph P. Concepcion
President and Chief Executive Officer	Vice President

ACKNOWLEDGMENT OF ESCROW HOLDER

An original fully executed copy of this Agreement has been received by Escrow Holder this 1st day of August, 2016, and by the execution hereof Escrow Holder covenants and agrees to be bound by the terms of this Agreement.

ESCROW HOLDER:

CHICAGO TITLE COMPANY

/s/ ANNEMARIE LO COCO
Annemarie Lo Coco
Escrow Officer

EXHIBIT A

FORM OF GRANT DEED

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL TO, AND

MAIL TAX STATEMENT TO:

Attention:

(Space Above Line for Recorder’s Use Only)

Assessor Parcel No. ______________

GRANT DEED

THE UNDERSIGNED GRANTOR DECLARES:

DOCUMENTARY TRANSFER TAX: $______________

____ Computed on full value of property conveyed; or

____ Computed on full value less liens and encumbrances remaining at time of sale.

____ Unincorporated area   _____ City of _______________________________

FOR VALUE RECEIVED, 9715 BUSINESSPARK AVENUE LLC, a Delaware limited liability company (“Grantor”), grants to ______________________, a ________________ (“Grantee”), all that certain real property described on Schedule 1 attached to this Grant Deed and by this reference incorporated in this Grant Deed (“Property”).  This conveyance is subject to all matters appearing of record or known to Grantee or that may be ascertained by an inspection of the Property.

IN WITNESS WHEREOF, Grantor has executed this Grant Deed as of ________________, 20___.

GRANTOR:

9715 BUSINESSPARK AVENUE LLC,

a Delaware limited liability company

By:

Name:  ______________________________

Title:  _______________________________

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California)

)  ss.

County of _______)

EXHIBIT A

On ______________________ before me, ____________________________, Notary Public, personally appeared_______________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ____________________________________(Seal)

EXHIBIT A

SCHEDULE 1

TO

GRANT DEED

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN DIEGO, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

LOT 17 OF SCRIPPS RANCH BUSINESS PARK UNIT NO. 2, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 8887, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JUNE 13, 1978.

APN 363-072-20-00

SCHEDULE 1 TO EXHIBIT A

EXHIBIT B

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

AND INTANGIBLE PROPERTY

This ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS AND INTANGIBLE PROPERTY (“Assignment”) is made this __ day of _______, 20__, by and between 9715 BUSINESSPARK AVENUE LLC, a Delaware limited liability company (“Assignor”), and __________________, a ______________ (“Assignee”), with reference to the following facts:

A.Assignor is bound by those certain service contracts and agreements currently in effect in connection with Assignor’s operation and maintenance of the property legally described on the attached Schedule 1 (“Property”), and the improvements constructed thereon, all of which service contracts and agreements (“Service Contracts”), if any, are described on the attached Schedule 2 and made a part of this Assignment.

B.Assignor is a party to that certain Standard Form of Agreement Between Owner and Contractor for a Project of Limited Scope dated as of December 1, 2015, and all exhibits and schedules attached thereto (“General Contract”), between Assignor and Pacific Building Group, a California corporation.

C.Assignor has used or acquired (or may have acquired) certain intangible rights solely in connection with the Property, including, but not limited to, any trade name used in connection with the Property, building plans and specifications, development rights, entitlements and approvals, engineering soils, pest control and other reports, easements, licenses, permits, air rights, certificates of occupancy, rights-of-way, sewer agreements, water line agreements, utility agreements, water rights and oil, gas and mineral rights, to the extent relating to the Property (collectively, “Intangibles”).

D.Assignor has also acquired (or may have acquired) certain express and implied warranties, relating to work and improvements at the Property (collectively, “Warranties”).

E.Pursuant to the terms of that certain Purchase and Sale Agreement and Escrow Instructions dated _____________, 2016 (“Purchase Agreement”), entered into by Assignor, as Seller, and Assignee, as Buyer, Assignor now desires to assign and transfer to Assignee all of Assignor’s right, title and interest in and to (i) the Service Contracts, subject to all of the payments, terms, covenants, obligations, agreements and restrictions set forth therein, and (ii) the General Contract, the Intangibles and the Warranties, to the extent that such right, title and interest may exist and are assignable by Assignor, and Assignee desires to accept and assume all of Assignor’s right, title and interest in and to the Service Contracts, and be bound by the terms thereof, and to accept and assume all of Assignor’s right, title and interest in and to the General Contract, the Intangibles and the Warranties, to the extent that any such right, title and interest may exist and are assignable by Assignor.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth below, it is agreed:

1.Effective as of the Close of Escrow, as that phrase is defined in the Purchase Agreement, Assignor assigns and transfers to Assignee, all of Assignor’s right, title and interest in and to the following: (a) the Service Contracts, subject to the payments, terms, covenants, obligations, agreements and restrictions set forth therein, to the extent assignable by Assignor, and (b) the General Contract, the Intangibles and the Warranties, to the extent that such right, title and interest may exist and are assignable by Assignor.

2.Effective as of the Close of Escrow, (a) Assignee accepts the assignment of Assignor’s right, title and interest in and to the Service Contracts, shall be entitled to all rights and benefits accruing to the Assignor thereunder from and after the Close of Escrow, and assumes and agrees to be bound by the terms thereof and Assignee assumes and is responsible for any obligations under the Service Contracts accruing from and after the Close of Escrow, and (b) Assignee accepts the assignment of Assignor’s right, title and interest in and to the General Contract, the Intangibles and the Warranties, to the extent that such right, title and interest may exist and are assignable by Assignor, and, to the extent that such right, title and interest may exist and are assignable by Assignor, Assignee is entitled to all rights and benefits accruing to Assignor under the General Contract, the Intangibles and the Warranties

EXHIBIT B

1

from and after the Closing, and Assignee assumes and is responsible for any obligations under the General Contract, Intangibles and the Warranties accruing from and after the Closing.

3.This Assignment may be executed in counterparts, which taken together shall constitute one and the same instrument.

4.This Assignment shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

5.Assignor covenants that it shall, at any time and from time to time, execute any documents and take such additional actions as Assignee shall reasonably require in order to more completely or perfectly carry out the transfers intended to be accomplished by this Assignment.

[signatures on following page]

EXHIBIT B

2

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption of Service Contracts and Intangible Property as of the date set forth above.

ASSIGNEE:	ASSIGNOR:
_________________________, a ____________________ By: _________________________________ Name: _______________________________ Title: ________________________________	9715 BUSINESSPARK AVENUE LLC, a Delaware limited liability company By: _________________________________ Name: _______________________________ Title: ________________________________

EXHIBIT B

3

SCHEDULE 1

TO

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

AND INTANGIBLE PROPERTY

LEGAL DESCRIPTION OF PROPERTY

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN DIEGO, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

LOT 17 OF SCRIPPS RANCH BUSINESS PARK UNIT NO. 2, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 8887, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JUNE 13, 1978.

APN 363-072-20-00

SCHEDULE 1 TO EXHIBIT B

SCHEDULE 2

TO

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

AND INTANGIBLE PROPERTY

SERVICE CONTRACTS

SCHEDULE 2 TO EXHIBIT B

EXHIBIT C

FORM OF CONSENT TO ASSIGNMENT OF GENERAL CONTRACT

CONSENT TO ASSIGNMENT OF GENERAL CONTRACT

This Consent to Assignment of General Contract (“Consent”) is given to 9715 Businesspark Avenue LLC, a Delaware limited liability company (“Seller”), by Pacific Building Group, a California corporation (“General Contractor”), with reference to the following facts:

A. General Contractor performed certain work (“Work”) to the property known as 9715 Businesspark Avenue, San Diego, California (“Property”) pursuant to, and as more particularly described in, that certain Standard Form of Agreement Between Owner and Contractor for a Project of Limited Scope dated as of December 1, 2015, and all exhibits and schedules attached thereto (“General Contract”), between Seller and General Contractor.  A copy of the General Contract, including any and all amendments thereto, is attached hereto as Schedule 1.

B. In connection with Section 9.4 of the General Contract, General Contractor provided a warranty applicable to the Work for the benefit of the owner of the Property (“Warranty”).
C. The Work was completed on [____________________, 20___].

D. Pursuant to the terms of that certain Purchase and Sale Agreement and Escrow Instructions dated July___, 2016 (“Purchase Agreement”), entered into by Seller and WD-40 Company, a Delaware corporation (together with any successors and assigns, collectively, “Buyer”), Seller desires to assign and transfer to Buyer, as of the Close of Escrow (as defined in the Purchase Agreement), all of Seller’s right, title and interest in and to the General Contract, including, without limitation, the Warranty.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, General Contractor hereby consents to the assignment of the General Contract, including, without limitation, the Warranty, to Buyer pursuant to the Purchase Agreement and acknowledges that, upon such assignment effective as of the Close of Escrow, Buyer shall have the right to enforce the General Contract, including, without limitation, the Warranty, and shall be the beneficiary thereof.

GENERAL CONTRACTOR:

PACIFIC BUILDING GROUP,
a California corporation

By:  _________________________________

Name:  _______________________________

Title:  ________________________________

EXHIBIT C

1

SCHEDULE 1

TO

CONSENT TO ASSIGNMENT OF WARRANTY

GENERAL CONTRACT

[TO BE ATTACHED]

SCHEDULE 1 TO EXHIBIT C

EXHIBIT D

BILL OF SALE

For good and valuable consideration paid by ________________, a _________________ (“Buyer”), the receipt and sufficiency of which is acknowledged, 9715 BUSINESSPARK AVENUE LLC, a Delaware limited liability company (“Seller”), sells, transfers, grants, bargains, conveys, assigns, and delivers to Buyer, and Buyer purchases, assumes and accepts, all of Seller’s right, title and interest in and to the following property (“Property”), effective as of the Close of Escrow, as that phrase is defined in the Purchase and Sale Agreement and Escrow Instructions dated July ___, 2016 (“Purchase Agreement”), between Buyer and Seller:

1.

All materials, fixtures or personal property located on, used in connection with, or attached or appurtenant to the land described on Schedule 1 (“Land”) or the improvements constructed thereon (“Improvements”);

2.

To the extent assignable, all preliminary, final and proposed building plans and specifications (including “as built” drawings, if any), permits, certificates of occupancy, development rights and approvals, licenses and similar materials respecting the Improvements that are within the possession of or under the control of Seller; and

3.

To the extent assignable, all structural reviews, architectural drawings, engineering, soils, seismic, geologic and architectural reports, studies and certificates, and other similar documents pertaining to the Land and/or Improvements that are within the possession of or under the control of Seller.

Except as otherwise provided in the Purchase Agreement, Buyer acknowledges that Buyer is buying the Property “as is,” without any warranty, express or implied, it being the intention of Seller and Buyer to expressly negate and exclude all warranties, including without limitation, the implied warranties of merchantability and fitness for a particular purpose, warranties created by affirmation of fact or promise or by an description of the property conveyed hereunder, and all other warranties whatsoever contained in or created by the California Commercial Code.  Seller and Buyer agree to execute such other documents and take such actions as may reasonably be required for the purpose of further evidencing, confirming and effectuating the transfer that is the subject of this Bill of Sale.

The provisions of this Bill of Sale shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[signatures on following page]

EXHIBIT D

1

IN WITNESS WHEREOF, Seller and Buyer have executed this Bill of Sale as of ______________________, 20___.

BUYER:	SELLER:
_________________________, a ____________________ By: _________________________________ Name: _______________________________ Title: ________________________________	9715 BUSINESSPARK AVENUE LLC, a Delaware limited liability company By: _________________________________ Name: _______________________________ Title: ________________________________

EXHIBIT D

2

SCHEDULE 1

TO

BILL OF SALE

LEGAL DESCRIPTION OF LAND

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SAN DIEGO, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, AND IS DESCRIBED AS FOLLOWS:

LOT 17 OF SCRIPPS RANCH BUSINESS PARK UNIT NO. 2, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 8887, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JUNE 13, 1978.

APN 363-072-20-00

EXHIBIT E

OWNER’S TITLE AFFIDAVIT

Dated:  _______, 2016

To:Chicago Title Company

2365 Northside Drive

Suite 600

San Diego, CA 92108

To the best knowledge and belief of the undersigned (“Owner”), the following is hereby certified to Chicago Title Company (“Chicago Title”) with respect to the real property commonly known as 9715 BusinessPark Avenue (“Property”), San Diego, California, together with the improvements located thereon:

1.Within the last ninety (90) days (a) no labor, service or materials have been furnished to improve the land, or to rehabilitate, repair, refurbish, or remodel the buildings situated on the land to or for Owner at Owner’s request, which have not been paid for or for which provisions for payment have not been made as of the date hereof; (b) nor have any notices of lien been received as of the date hereof by Owner.

2.That there are no unrecorded security agreements, financing statements, chattel mortgages or conditional sales agreements to which Owner is a party in respect to any appliances, equipment or chattels that have or are to become attached to the land or any improvements thereon as fixtures.

3.That there are no unrecorded contracts or options to purchase the land, to which Owner is a party, except the following, if any:

Purchase and Sale Agreement and Escrow Instructions, dated as of July 29, 2016 (“Purchase Agreement”), between 9715 BusinessPark Avenue LLC and WD-40 Company.

4.That there are no unrecorded leases, easements or other servitudes to which Owner is a party and to which the land or building, or portions thereof, are subject.

5.That the undersigned is authorized to execute this affidavit; provided, however, that the undersigned is delivering this affidavit solely in his or her capacity as an authorized representative of Owner and neither the undersigned nor any direct or indirect owner of any interests in Owner or any affiliate thereof nor any officer, director, manager, employee or agent of any of the foregoing shall have any liability pursuant to or as a result of this affidavit.

6.In order to induce Chicago Title to issue its policy of title insurance without making exception therein for matters which may appear of record between the period (“Gap Period”) beginning on September __, 2016 (i.e., the effective date of your last title commitment) hereof and ending on the date on which it records the Grant Deed conveying the Property (each as defined in the Purchase Agreement), which Grant Deed shall be recorded by Chicago Title within seven (7) days of the receipt of each such document (subject to extension for circumstances beyond Chicago Title’s reasonable control), and constitute an encumbrance or encumbrances on or otherwise adversely affect title to the Property, Owner agrees to promptly defend, remove, bond or otherwise dispose of only (i) those matters which were executed by Owner, (ii) judgment liens, tax liens or mechanics’ liens that are filed against Owner as a result of Owner's failure to pay the alleged amount due thereunder or (iii) lis pendens or any other matters affecting title to the Property caused by Owner, but only to the extent that the matters referenced in (i), (ii) and (iii) above are recorded in the Official Records of San Diego County (collectively, the “Objection(s) to Title”) during the Gap Period, and to hold harmless and indemnify Chicago Title against all third-party out-of-pocket expenses, costs and reasonable attorneys’ fees which are incurred out of Owner’s failure to so remove, bond or otherwise dispose of any such Objection(s) to Title.

This affidavit is given to induce Chicago Title to issue its owners policy with full knowledge that it will be relying upon the accuracy of the above statements.

OWNER:

9715 BusinessPark Avenue LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT F

CONTRACTS

1.	Proposal for Engineering Services, dated as of August 25, 2015, by Omega Engineering Consultants
2.	Proposal for Architectural Services, dated June 17, 2015, by Smith Consulting Architects
3.	Proposal for Construction Management and Consulting Services, dated June 1, 2015, modified February 9, 2016, by Serbia Consulting Group (documents are unsigned)